For Immediate Release                            Exhibit 99.1

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC CO., INC.
ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Bluffton, Indiana - February 22, 2013 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that its Board of Directors approved a two-for-one stock split. The stock split will be effected in the form of a 100 percent stock distribution so that shareholders will receive one additional share of common stock for each outstanding share of common stock held of record on March 4, 2013. The additional shares will be distributed on or about March 18, 2013. On February 22, 2013, the Company had 23,632,574 shares of common stock outstanding.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “We are taking this action in response to our record earnings and stock price performance. We want to make our stock accessible to a broader range of investors and improve its marketability. As we look forward, we believe the long-term growth opportunities for our company are robust and will continue.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.